Exhibit 10.28

AMENDMENT TWO TO THE

ADVANCEPIERRE FOODS INC. 401(K) RETIREMENT PLAN

AdvancePierre Foods Inc. (the “Employer”) makes this Amendment, effective as of January 1, 2014.

WHEREAS, the Employer has previously established the AdvancePierre Foods Inc. 401(k) Retirement Plan (the “Plan”) for the benefit of eligible employees and their beneficiaries; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Employer is authorized to amend the Plan;

NOW, THEREFORE, pursuant to Section 7.1 of the Plan, the following amendment is hereby made and shall be effective for Plan Years beginning on or after January 1, 2014:

1.                                      Section 1.20, “Compensation”, is hereby amended in its entirety to read as follows:

1.20                        “Compensation” means, with respect to any Participant and except as otherwise provided herein, such Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer (in the course of the Employer’s trade or business) for a Plan Year (the “determination period”) for which the Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 (Form W-2 wages). Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Compensation for any Self-Employed Individual shall be equal to such individual’s Earned Income.

For purposes of this Section, the determination of Compensation shall be made by:

(a)  excluding (even if includible in gross income) reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation (equity and non equity), welfare benefits.

(b)  including amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions. For this purpose, amounts not includible in gross income under Code Section 125 shall be deemed to include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that the Participant has other health coverage, provided the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

(c)  excluding pre-participation Compensation paid during the Plan Year while not a Participant in the component of the Plan for which Compensation is being used.

(d)  excluding Post-Severance Compensation for purposes of Elective Deferrals and Matching Contributions.

Compensation in excess of $200,000 (or such other amount provided in the Code) shall be disregarded for all purposes other than for purposes of salary deferral elections pursuant to Section 4.2. Such amount shall be adjusted for increases in the cost-of-living in accordance with Code Section 401(a)(17)(B), except that the dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Year beginning with or within such calendar year. For any “determination period” of less than twelve (12) months, the Compensation limit shall be an amount equal to the Compensation limit for the calendar year in which the “determination period” begins multiplied by the ratio obtained by dividing the number of full months in the short “determination period” by twelve (12), A “determination period” is not less than twelve (12) months solely because a Participant’s Compensation does not include Compensation paid during a “determination period” while the Participant was not a Participant in the Plan (or a component of the Plan).

If any Employees are excluded from the Plan (or from any component of the Plan), then Compensation for any such Employees who become eligible or cease to be eligible to participate in the Plan (or in the component of the Plan) during a Plan Year shall only include Compensation while such Employees are Eligible Employees of the Plan (or of such component of the Plan).

For purposes of this Section, if the Plan is a plan described in Code Section 413(c) or 414(f) (a plan maintained by more than one Employer), the limitation applies separately with respect to the Compensation of any Participant from each Employer maintaining the Plan.

If, in connection with the adoption of any amendment, the definition of Compensation has been modified, then, except as otherwise provided herein, for Plan Years prior to the Plan Year which includes the adoption date of such amendment, Compensation means compensation determined pursuant to the terms of the Plan then in effect.

2.                                      Effective January 1, 2014, the paragraph of Section 4.2(a) titled “Deferral elections of bonuses” is amended in its entirety to read as follows:

Deferral elections of bonuses. Additionally, each Participant may elect to defer up to 100% of any cash bonus to be paid by the Employer during the Plan Year. A deferral election may not be made with respect to cash bonuses that are currently available on or before the date the Participant executes such deferral election. However, if an opportunity to make a deferral election is given to a Participant with respect to a cash bonus but such Participant fails to make such a deferral election, then the

Participant’s bonus shall not be subject to the deferral election in effect on the day before the day that such a Participant’s bonus becomes currently available. For purposes of this paragraph, a cash bonus shall include only a bonus under a management incentive or sales incentive plan.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed as of the date specified below.

ADVANCEPIERRE FOOD INC.

Dated:	12/23/2013	By:	/s/ Charles J. Aardema

		Its:	SVP Human Resources